UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(AMENDMENT NO. 1)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

PORTUGAL TELECOM, SGPS, S.A.

(Name of Subject Companies)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))

Portugal

(Jurisdiction of Subject Companies’ Incorporation or Organization)

PT Portugal, SGPS, S.A.

Portugal Telecom, SGPS, S.A.

(Name of Person(s) Furnishing Form)

6.25% Notes due 2016

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities (if applicable))

Nuno Vieira

Investor Relations Director

Av. Fontes Pereira de Melo, 40

1069-300 Lisboa, Portugal

+351 21 500 1701

(Name, Address (including zip code) and Telephone Number (including area code) of

Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

Copies to:

John C. Ericson

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

February 7, 2014

(Date Tender Offer/Rights Offering Commenced)

PART I — INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)                   The following documents are attached as exhibits to this Form CB:

Exhibit Number	Description

1.1	Consent Solicitation Memorandum (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

1.2	Disclosure Annex (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

1.3	Notice of Meeting (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

1.4	Notice published in The New York Times on February 7, 2014 (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

1.5	Notice published on Bloomberg on February 7, 2014 (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

1.6	Press release, dated February 7, 2014 (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

1.7

Investors Presentation, dated February 7, 2014 — “Portugal Telecom Consent Solicitation — Transaction Background and Consent Solicitation Overview — PT Notes and Exchangeable Bonds — Lisbon, 7 February 2014” (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

1.8	Project MARS — Liability management investor relations presentation — Script used for investor conference call available on replay (PT Notes and Exchangeable Bonds)

(b)                   Not applicable

Item 2. Informational Legends

A legend complying with Rule 802(b) under the U.S. Securities Act of 1933, as amended, is included in each of Exhibits 1.1, 1.3, 1.6, 1.7 and 1.8.

PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

1          The following documents are attached as exhibits to this Form CB:

Exhibit Number	Description

2.1

Form of Eighth Supplemental Trust Deed further modifying and restating the provisions of the Trust Deed dated December 17, 1998, relating to a €7,500,000,000 Euro Medium Term Note Programme (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

2.2	Terms and Conditions of the Notes (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

2.3

Form of Supplemental Agency Agreement in respect of a €7,500,000,000 Euro Medium Term Note Programme (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

2.4	Form of Interbolsa Instrument relating to a €7,500,000,000 Euro Medium Term Note Programme (previously furnished to the Securities and Exchange Commission as an Exhibit to Form CB on February 7, 2014)

(2)       Not applicable

(3)       Not applicable

PART III — CONSENT TO SERVICE OF PROCESS

Written irrevocable consents and powers of attorney on Form F-X were filed with the Commission on February 7, 2014.

PART IV — SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PT Portugal, SGPS, S.A.

By:	/s/ Luís Pacheco de Melo
	Name:	Luís Pacheco de Melo
	Title:	Vice President
	Date:	February 10, 2014

Portugal Telecom, SGPS, S.A.

By:	/s/ Luís Pacheco de Melo
	Name:	Luís Pacheco de Melo
	Title:	Chief Financial Officer
	Date:	February 10, 2014